EXHIBIT 10.1
LA-Z-BOY INCORPORATED
DEFERRED STOCK UNIT PLAN FOR NON-EMPLOYEE DIRECTORS
     La-Z-Boy Incorporated, a Michigan corporation (the “Company”), has adopted this Deferred Stock Unit Plan for Non-Employee Directors (the “Plan”).
ARTICLE I
INTRODUCTION
     1.1. Purposes. The purposes of the Plan are to enhance the Company’s ability to attract and retain highly qualified non-employees to serve as directors of the Company and to strengthen the commonality of interest between the Company’s directors and shareholders by providing directors compensation based on the value of the Company’s common stock.
     1.2. Effective Date. The Plan is effective as of August 1, 2008 (the “Effective Date”).
ARTICLE II
DEFINITIONS
     In this Plan, the following definitions apply:
     2.1. “Account” means a bookkeeping account established for a Participant pursuant to Section 5.1.
     2.2. “Award” means an award granted pursuant to this Plan.
     2.3. “Beneficiary” shall mean a Participant’s beneficiary, designated in writing and in a form and manner satisfactory to the Committee, or if a Participant fails to designate a beneficiary or the Participant’s designated Beneficiary predeceases the Participant, the Participant’s estate.
     2.4. “Board” means the Board of Directors of the Company.
     2.5. “Closing Price” means, with respect to any date specified by the Plan, the price at which the Common Stock last traded during normal trading hours on the New York Stock Exchange (or, if the Common Stock no longer trades on the New York Stock Exchange, then on a comparable exchange) on such date, or if there was no reported sale of Common Stock on such date, on the next preceding day on which there was such a reported sale. In the event the Common Stock permanently ceases trading on the New York Stock Exchange or comparable exchange, including by virtue of acquisition or merger into an acquiring corporation, then as of such event, “Closing Price” shall mean the price at which the Company’s Common Stock last traded during normal trading hours prior to the day of such event.
     2.6 “Committee” means the Compensation Committee of the Board.
     2.7. “Common Stock” means common shares of stock of the Company.

     2.8. “Non-Employee Director” means any member of the Board who is not also an employee of the Company or of an affiliate of the Company.
     2.9. “Participant” means each Non-Employee Director who has accepted an award granted under the Plan, and, upon the death of any Non-Employee Director, such Non-Employee Director’s Beneficiary.
     2.10. “Payment Commencement Date” means the first business day of the first month following the month in which a Participant ceases to be a Non-Employee Director and incurs a separation from service within the meaning of Internal Revenue Code section 409A, including as a result of such Participant’s death.
     2.11. “Stock Unit” means a hypothetical share of the Company’s Common Stock as described in Section 5.2.
ARTICLE III
ADMINISTRATION
     3.1. In General. The Plan shall be administered by the Committee, which shall have the discretionary authority to interpret the Plan and to decide any and all matters arising under the Plan, including, without limitation, the authority to determine eligibility for participation, benefits, and other rights under the Plan, the persons who shall receive Awards, the time when Awards shall be granted, the terms of such Awards, the number of Stock Units subject to such Awards, whether any election or notice requirement or other administrative procedure under the Plan has been adequately observed, the proper recipient of any distribution under the Plan; the authority to remedy possible ambiguities, inconsistencies, or omissions by general rule or particular decision; and the authority otherwise to interpret the Plan in accordance with its terms. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Award granted thereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be final, binding, and conclusive on all grantees and on their legal representatives and beneficiaries. The Committee may allocate its responsibilities under the Plan among its members and may delegate to officers or other employees of the Company any and all authority with which it is vested under the Plan. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan, in which case the Board shall have all of the authority and responsibility granted to the Committee herein.
     3.2. Plan Amendment and Termination. Subject to Section 7.8, the Committee may amend any grant made hereunder and may amend, suspend, or terminate the Plan at any time; provided that no amendment, suspension, or termination of the Plan shall, without a Participant’s consent, reduce the Participant’s benefits accrued under the Plan before the date of such amendment, suspension, or termination. If the Plan is terminated in accordance with this Section, the terms of the Plan as in effect immediately before termination shall determine the right to payment in respect of any amounts that remain credited to a Participant’s Account upon termination.

ARTICLE IV
ELIGIBILITY AND AWARDS
     At any time on or after the Effective Date, the Committee may make an award hereunder to any Non-Employee Director in such amount and subject to such terms and conditions as the Committee in its discretion determines. In making Awards to Participants, the Company will credit to the Account of each Participant the number of Stock Units awarded to such Participant. On the date of grant of any award hereunder, each recipient’s eligibility will be determined as of such date.
ARTICLE V
ACCOUNTS AND INVESTMENTS
     5.1. Accounts. A separate Account under the Plan shall be established for each Participant. Such Account shall be credited with the number of Stock Units granted in accordance with this Article and shall be adjusted as necessary to comply with the terms of this Plan (including, but not limited to, adjustments for Stock Units as provided in Section 5.2, below). Within each Participant’s Account, separate subaccounts shall be maintained to the extent the Committee determines them to be necessary or useful in the administration of the Plan. The payment amount ultimately made to a Participant will be determined at the time of distribution as provided herein and the actual cash payment may be greater or less than the cash equivalent value of the Stock Units at the time of grant, depending on the trading price of Common Stock.
     5.2. Hypothetical Nature of Accounts and Investments. Each Account established under this Plan shall be maintained for bookkeeping purposes only. Neither the Plan nor any of the Accounts established under the Plan will hold any actual funds or assets. The Stock Units established hereunder shall be used solely to determine the amounts to be paid hereunder in cash, shall not be or represent an equity security of the Company, shall not be convertible into or otherwise entitle a Participant to acquire an equity security of the Company and shall not carry any voting or dividend rights.
     5.3. Stock Units. Simulated Investment in Common Stock. Except as otherwise provided herein, a Participant’s Account shall consist of Stock Units each of which shall be equivalent in value to the fair market value of one share of Common Stock in accordance with the following rules:
          (1) Conversion into Stock Units. The Committee may grant awards denominated either as Stock Units or as cash. If such awards granted are denominated in cash, the amount awarded shall be converted as of the grant date, for purposes of Participants’ Accounts, into Stock Units by dividing the amount of cash awarded by the Closing Price on the date of grant. No fractional Stock Units will be credited hereunder to an Account, and any fractional Stock Unit that otherwise would be credited shall be rounded up to the nearest whole number.

          (2) Conversion Out of Stock Units. When any payment is made hereunder, the dollar value of the Stock Units credited to a Participant’s Account on such date that are being converted into cash shall be determined by multiplying the number of affected Stock Units by the Closing Price on the immediately preceding trading date, and the Account subsequently reduced by the number of Stock Units paid out.
          (3) Effect of Recapitalization or Other Corporate Event. In the event of a transaction or event described in this subparagraph (3), the number of Stock Units credited to a Participant’s Account shall be adjusted in such manner as the Committee, in its sole discretion, deems equitable. A transaction or event is described in this subparagraph (3) if (i) it is a dividend (other than regular quarterly dividends) or other distribution (whether in the form of cash, shares, other securities, or other property), extraordinary cash dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, repurchase, or exchange of shares or other securities, the issuance or exercisability of stock purchase rights, the issuance of warrants or other rights to purchase shares or other securities, or other similar corporate transaction or event and (ii) the Committee determines that such transaction or event affects the shares of Common Stock, such that an adjustment pursuant to this subparagraph (3) is appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. If the Common Stock ceases to be traded publicly, the value of Participants’ Accounts will be fixed in a manner the Committee deems appropriate and payments based on such value thereafter made as set forth in Sections 6.2 and 6.3 below.
     5.4. Dividend Equivalents. Participants’ Accounts will not be adjusted as a result of any quarterly dividends paid on Common Stock. When, however, the Company pays any quarterly dividends to holders of Common Stock, the Company may, in its discretion, make cash payments to each Participant equal to the cash dividends that would otherwise be paid if the Stock Units then in such Participant’s Account were shares of Common Stock instead of Stock Units; provided, however, that nothing in this Section 5.4 shall be construed to change any provision or meaning of Section 5.2.  A Participant must be a Participant in this Plan and must be currently serving as a Non-Employee Director on the dividend declaration date and record date associated with a particular Common Stock dividend, as well as the payment date (as provided herein) in order to receive a dividend equivalent payment pursuant to this Section 5.4.  No Participant shall have any rights to any payment referred to in this Section 5.4 until the Company’s payment of the dividend equivalent amount, which shall be made within 74 days of the respective dividend declaration date.  This Section 5.4 shall be considered a documentary arrangement separate from the payments governed by Article VI, and each such payment shall be considered separate from the others, to the extent necessary to qualify for exemption from Section 409A of the Internal Revenue Code, with the remaining provisions of this document applicable to the extent necessary for its administration.
     5.5. Reports to Participants. At least once annually, the Committee shall furnish a statement to each Participant reporting the value of the Participant’s Account.

ARTICLE VI
PAYMENTS
     6.1. Entitlement to Payment. The Company will make payments pursuant to the Plan to a Participant following such Participant’s ceasing to be a Non-Employee Director, including as a result of such Participant’s death. The right of any person to receive one or more payments under the Plan shall be an unsecured claim against the general assets of the Company. All payments hereunder to Participants shall be in cash.
     6.2. Payment Commencement Date. Payments to a Participant with respect to the Participant’s Account shall begin as of the Participant’s Payment Commencement Date.
     6.3. Form and Amount of Payment.
          (a) Ten Annual Installments. A Participant shall receive benefits in ten annual installments unless the Participant elects to receive benefits under the Plan in the form of a lump-sum payment or in fewer than ten annual installments in accordance with subsection (b) below. Annual installments shall be payable to the Participant in cash beginning on the Payment Commencement Date and continuing on each annual anniversary date thereafter until all installments have been paid. The first annual installment shall equal one-tenth (1/10th) of the value of the Stock Units credited to the Participant’s Account, determined as of the day immediately preceding the Payment Commencement Date. Each successive annual installment shall equal the value of the Stock Units credited to the Participant’s Account, determined as of the day immediately preceding the applicable annual anniversary date of the Payment Commencement Date, multiplied by a fraction, the numerator of which is one, and the denominator of which is the excess of ten over the number of installment payments previously made (i.e., 1/9th, 1/8th, etc.). If the Participant dies before receiving all payments provided for herein, the full value of the Participant’s remaining Account shall be paid to the Participant’s Beneficiary in accordance with the schedule in this subsection (a) or the schedule the Participant elected pursuant to subsection (b) below, whichever is applicable.
          (b) Lump Sum or Fewer Than 10 Annual Installments. A Participant may, prior to the date on which the Company first makes an Award to that Participant pursuant to this Plan, elect to receive all benefits under the Plan in the form of a lump-sum payment or in two to nine annual installments in lieu of the ten installment payments determined under subsection (a), above. The lump sum shall be payable to the Participant in cash as of the Payment Commencement Date and shall equal the value of the Stock Units credited to the Participant’s Account, determined as of the day immediately preceding the Payment Commencement Date. Installments shall be paid in the manner set forth in subsection (a) above, except that for purposes of determining the amount of the first annual installment, the denominator of the fraction shall equal the number of scheduled annual installments. An election under this subsection (b) may be made only as to a Participant’s entire Account, shall be irrevocable and made in writing in a form and manner satisfactory to the Committee, and shall be effective only for future service periods and only if made prior to the first Award made pursuant to this Plan by the Company to the Participant.

ARTICLE VII
MISCELLANEOUS
     7.1. Rights Not Assignable. No payment due under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge in any other way. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge such payment in any other way shall be void. No such payment or interest therein shall be liable for or subject to the debts, contracts, liabilities, or torts of any Participant. If any Participant becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge in any other way any payment under the Plan, the Committee may direct that such payment be suspended and that all future payments to which such Participant otherwise would be entitled be held and applied for the benefit of such person, the person’s children or other dependents, or any of them, in such manner and in such proportions as the Committee may deem proper.
     7.2. Certain Rights Reserved. Nothing in the Plan shall confer upon any person the right to continue to serve as a member of the Board or to participate in the Plan other than in accordance with its terms.
     7.3. Withholding Taxes. The Committee may make any appropriate arrangements to deduct from all credits and payments under the Plan any taxes that the Committee reasonably determines to be required by law to be withheld from such credits or payments.
     7.4. Incapacity. If the Committee determines, upon evidence satisfactory to the Committee, that any Participant to whom a benefit is payable under the Plan is unable to care for such Participant’s affairs because of illness or accident or otherwise, any payment due under the Plan (unless prior claim therefor shall have been made by a duly authorized guardian or other legal representative) may be paid, in the Committee’s sole discretion and upon appropriate indemnification of the Committee and the Company, to the spouse of the Participant or other person deemed by the Committee to have incurred substantial expense in providing for the care of such Participant. Any such payment shall be a complete discharge of any liability under the Plan with respect to the amount so paid.
     7.5. Obligation to Provide Contact Information. Each Participant entitled to receive a payment under the Plan shall keep the Committee advised of such Participant’s current address and contact information.
     7.6. Forfeitures. Notwithstanding any other provision contained herein, the Committee shall have the right to cancel any Award and adjust any Account such that a Participant receives, as a result of such Participant’s Account, a smaller payment than previously contemplated or no payment at all, if the Committee determines, in its sole discretion, that such Participant, while a Non-Employee Director, engaged in any activity in competition with the Company or activity inimical, contrary, or harmful to the interests of the Company, irrespective of whether, at the time the Committee makes such determination, such Participant is then currently a Non-Employee Director or has already begun receiving payments pursuant to this Plan.

     7.7. Successors. The provisions of the Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term “successors” as used in the preceding sentence shall include any corporation or other business entity that by merger, consolidation, purchase, or otherwise acquires all or substantially all of the business, stock, or assets of the Company, and any successors and assigns of any such corporation or other business entity.
     7.8. Compliance with Laws. Notwithstanding anything in this Plan to the contrary, the Committee, in its discretion, may amend the Plan or any Award to cause the Plan and such Award to remain beyond the scope of the types of compensatory arrangements that are subject to the requirements of Section 409A of the Code or to otherwise comply with the requirements of Section 409A. If any amendment to the Plan or any provision of an Award would cause the Participant to be subject to a tax penalty under Section 409A of the Code, such amendment or provision shall be deemed modified in such manner as to render the Plan or Award exempt from, or compliant with, the requirements of Section 409A and to effectuate as nearly as possible the original intention of the Company.
     7.9. Titles. Titles of Sections in this Plan are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.
     7.10. Separability of Provisions. If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.
     7.11. Governing Law. Except to the extent governed by federal law, the Plan and any agreements hereunder shall be administered, interpreted, and enforced under the internal laws of the State of Michigan without regard to conflicts of laws thereof.
     The foregoing Plan was duly adopted by the Board of Directors of La-Z-Boy Incorporated on August 20, 2008.
Executed on this 29th day of August, 2008.

Kurt L. Darrow
President and Chief Executive Officer